EXHIBIT 99.1

CDK Reports Solid First Quarter Fiscal 2015 Results After Separation From ADP

Revenues Rise 7% to $516.0 Million for the Quarter;

Net Earnings Decline 27% Due to Separation Costs Related to the Spin-Off; Adjusted Net Earnings Rise 27%

HOFFMAN ESTATES, Ill., Nov. 13, 2014 (GLOBE NEWSWIRE) -- CDK Global, Inc. (Nasdaq:CDK) today announced its first quarter fiscal 2015 financial results for the period ended September 30, 2014. Highlights are below:

First Quarter Fiscal 2015 Results	As Reported	As Adjusted

Revenues	7% to $516.0 million	7% to $516.0 million
Earnings before income taxes	(21)% to $62.7 million	21% to $93.4 million
Net earnings	(27)% to $39.1 million	27% to $66.1 million
Diluted earnings per share	(27)% to $0.24 per share	24% to $0.41 per share

The above "As Adjusted" results exclude $30.7 million of incremental costs incurred during the first quarter of fiscal 2015 that are directly attributable to the separation from ADP® (Nasdaq:ADP), and include in fiscal 2014 certain costs related to being an independent public company in order to present both periods on a comparable basis. Please refer to the tables at the end of this release for a reconciliation of the "As Reported" results to the "As Adjusted" results for these items. All comparisons throughout the remainder of this release are on an "As Adjusted" basis.

"I am pleased with our financial results for the first quarter," said Steve Anenen, President and Chief Executive Officer, CDK. "We executed very well against our strategic growth initiatives and delivered a strong first quarter, despite the undertaking to separate our business from ADP. Each of our business segments posted solid results, and we are now on target to achieve the high end of our earnings forecast."

Automotive Retail North America

Automotive Retail North America revenues grew 5% for the first quarter compared to last year's first quarter. Pretax earnings increased 22% and pretax margin improved 390 basis points benefiting from a higher mix of client upgrade installations to our latest DMS technology which are generally more profitable than new client installations. Last year's first quarter mix was skewed to new client installations. The quarter also benefited from the timing of certain items as well as increased operating efficiencies.

Automotive Retail International

Automotive Retail International revenues increased 2% for the first quarter compared to last year's first quarter. Pretax earnings increased 13% and pretax margin improved 140 basis points for the quarter primarily due to increased operating efficiencies.

Digital Marketing

Digital Marketing revenues grew 19% for the first quarter compared to last year's first quarter. Pretax earnings grew 12% and pretax margin declined 50 basis points. Earnings growth and margin were pressured by a higher mix of lower margin advertising revenues versus subscription-based website revenues, as well as investments in the sales force.

Separation from ADP

CDK Global, Inc. began operating as a public company on October 1, 2014 following its spin-off from ADP on September 30, 2014.

Fiscal 2015 Forecast

Our fiscal 2015 forecast excludes one-time costs in connection with the spin-off. For comparability, fiscal 2014 results have also been adjusted to exclude spin-off related one-time costs and include certain costs related to being an independent public company. The reconciliations to GAAP measures are included in the schedules within this press release. On this adjusted basis, our forecast is as follows:

  Revenues – continue to anticipate 7% to 8% growth from $1,973.6 million in fiscal 2014
  Adjusted earnings before income taxes – anticipate achieving the high end of our 10% to 12% growth range from the adjusted $305.1 million in fiscal 2014
  Adjusted pretax margin – anticipate over 50 basis points of expansion from the adjusted 15.5% in fiscal 2014; this is updated from our prior forecast of approximately 50 basis points of expansion
  Adjusted net earnings – anticipate achieving the high end of our 6% to 8% growth range in net earnings from the adjusted $206.8 million in fiscal 2014
  Adjusted diluted earnings per share – anticipate achieving the high end of our 6% to 8% growth range in diluted earnings per share from $1.29 in fiscal 2014

Effective Tax Rate

CDK's effective tax rate for fiscal 2015 is anticipated to be 34.5% to 35.0% compared to 32.2% in fiscal 2014. This is lower than fiscal 2015's anticipated normalized effective tax rate of 36.5% to 37.0% due to a first quarter fiscal 2015 nonrecurring income tax benefit primarily related to foreign operations. The higher effective tax rate for the year compared to fiscal 2014 is anticipated to negatively impact net earnings and diluted earnings per share by approximately $8.5 million and $0.05, respectively, or about 4 percentage points of growth.

Website Schedules

A schedule containing the financial statements presented on an "As Reported" and "As Adjusted" basis for all quarters of fiscal 2014 will be posted to the CDK Investor Relations website http://investors.cdkglobal.com in the "Financial Information" section. In addition, the schedule includes fiscal 2014 quarterly revenues and pretax earnings by segment.

Webcast and Conference Call

An analyst conference call will be held today, Thursday, November 13, 2014 at 7:30 a.m. CT. A live webcast of the call will be available on a listen-only basis. To listen to the webcast go to CDK's Investor Relations website, http://investors.cdkglobal.com and click on the webcast icon. Please note, this webcast will be broadcast in two streams: Windows Media and Flash. Please check your system at least 10 minutes prior to the webcast. A presentation will be available to download and print about 60 minutes before the webcast at the CDK Investor Relations website at http://investors.cdkglobal.com. CDK's news releases, current financial information, SEC filings and Investor Relations presentations are accessible at the same website.

About CDK Global

With nearly $2 billion in revenues and more than 40 years of experience, CDK Global™ is the largest global provider of integrated information technology and digital marketing solutions to the automotive retail industry and adjacencies. CDK Global provides solutions in more than 100 countries around the world, serving more than 26,000 retail locations and most automotive manufacturers. CDK Global's solutions automate and integrate critical workflow processes from pre-sale targeted advertising and marketing campaigns to the sale, financing, insurance, parts supply, repair and maintenance of vehicles, with an increasing focus on utilizing data analytics and predictive intelligence.

CDK Global, Inc.
Statements of Consolidated and Combined Earnings
(In millions, except per share amounts)
(Unaudited)
	Three Months Ended
	September 30,

	2014	2013

Revenues	$ 516.0	$ 481.5

Expenses:
Cost of revenues	309.8	296.9
Selling, general & administrative expenses	112.4	105.1
Separation costs	30.7	--
Total expenses	452.9	402.0

Operating earnings	63.1	79.5

Interest expense	(1.1)	(0.2)
Other income, net	0.7	0.1

Earnings before income taxes	62.7	79.4

Provision for income taxes	(23.6)	(25.9)

Net earnings	$ 39.1	$ 53.5

Basic and diluted earnings per share	$ 0.24	$ 0.33

Basic and diluted weighted average shares outstanding (a)	160.6	160.6

(a) On September 30, 2014, ADP shareholders of record as of the close of business on September 24, 2014 received one share of our common stock for every three shares of ADP common stock held as of the record date. For periods ended September 30, 2014 and prior, basic and diluted earnings per share were computed using the number of shares of our stock outstanding on September 30, 2014, the date on which our common stock was distributed to the shareholders of ADP. The same number of shares was used to calculate basic and diluted earnings per share since there were no dilutive securities in any of the periods presented.

CDK Global, Inc.
Consolidated and Combined Balance Sheets
(In millions)
(Unaudited)
	September 30,	June 30,
	2014	2014
Assets
Current assets:
Cash and cash equivalents	$ 355.3	$ 402.8
Accounts receivable, net of allowance for doubtful accounts	298.1	299.1
Notes receivable from ADP and its affiliates	--	40.6
Other current assets	171.5	164.6
Total current assets	824.9	907.1

Property, plant and equipment, net	108.5	109.9
Other assets	200.8	205.5
Goodwill	1,207.2	1,230.9
Intangible assets, net	128.9	133.8
Total assets	$ 2,470.3	$ 2,587.2

Liabilities and Stockholders' Equity
Current liabilities:
Current maturities of long-term debt	$ 17.3	$ --
Accounts payable	15.2	17.2
Accrued expenses and other current liabilities	147.1	154.2
Accrued payroll and payroll-related expenses	92.3	105.6
Short-term deferred revenues	186.8	194.8
Notes payable to ADP and its affiliates	--	21.9
Total current liabilities	458.7	493.7

Long-term debt	982.7	--
Long-term deferred revenues	179.7	182.8
Deferred income taxes	70.7	76.6
Other liabilities	43.4	43.9
Total liabilities	1,735.2	797.0

Stockholders' equity:
Preferred stock	--	--
Common stock	1.6	--
Additional paid-in-capital	645.3	--
Net parent company investment	--	1,704.6
Accumulated other comprehensive income	88.2	85.6
Total stockholders' equity	735.1	1,790.2

Total liabilities and stockholders' equity	$ 2,470.3	$ 2,587.2

CDK Global, Inc.
Segment Financial Data
(In millions)
(Unaudited)

	Segment Revenues				Segment Earnings before Income Taxes				Segment Margin
	Three Months Ended				Three Months Ended				Three Months Ended
	September 30,		Change	Change	September 30,		Change	Change	September 30,
	2014	2013	$	%	2014	2013	$	%	2014	2013	Change
Automotive Retail North America	$ 327.7	$ 312.5	$ 15.2	5%	$ 93.0	$ 76.5	$ 16.5	22%	28.4%	24.5%	390bps
Automotive Retail International	86.4	85.0	1.4	2%	12.6	11.2	1.4	13%	14.6%	13.2%	140bps
Digital Marketing	103.7	87.0	16.7	19%	8.2	7.3	0.9	12%	7.9%	8.4%	(50)bps
Other (a)	--	--	--	n/a	(50.7)	(15.8)	(34.9)	n/m	n/m	n/m	n/m
Foreign exchange	(1.8)	(3.0)	1.2	(40)%	(0.4)	0.2	(0.6)	n/m	n/m	n/m	n/m
Total	$ 516.0	$ 481.5	$ 34.5	7%	$ 62.7	$ 79.4	$ (16.7)	(21)%	12.2%	16.5%	(430)bps

(a) The three months ended September 30, 2014 includes $30.7 of costs directly attributable to our separation from ADP.

CDK Global, Inc.
Consolidated and Combined Adjusted Financial Information
(In millions, except per share amounts)
(Unaudited)

We use certain adjusted results, among other measures, to evaluate our operating performance in the absence of certain items for planning and forecasting purposes. We believe that adjusted results provide relevant and useful information for investors because it allows investors to view performance in a manner similar to the method used by us and improves our ability to understand our operating performance.

Adjusted earnings before income taxes, adjusted net earnings, and adjusted basic and diluted earnings per share for the three months ended September 30, 2014 exclude incremental costs incurred that were directly attributable to our separation from ADP and the tax benefit on certain separation costs that were tax deductible. Additionally, adjusted earnings before income taxes, adjusted net earnings, and adjusted basic and diluted earnings per share for the three months ended September 30, 2013 reflect reductions related to incremental costs associated with the formation of corporate departments as a stand-alone public company, incremental interest expense associated with our long-term debt, and the related tax benefit of these adjustments in order to show these metrics on a comparable basis with the three months ended September 30, 2014.

EBITDA is calculated as earnings before income taxes adjusted to exclude interest expense, depreciation, and amortization. Adjusted EBITDA is calculated as earnings before income taxes adjusted to exclude interest expense, depreciation, amortization, and incremental costs incurred that were directly attributable to our separation from ADP during the three months ended September 30, 2014. Additionally, adjusted EBITDA for the three months ended September 30, 2013 reflects a reduction related to incremental costs associated with the formation of corporate departments as a stand-alone public company in order to show these metrics on a comparable basis with the three months ended September 30, 2014.

Since adjusted earnings before income taxes, adjusted net earnings, adjusted basic and diluted earnings per share, EBITDA, and adjusted EBITDA are not measures of performance that are calculated in accordance with accounting principles generally accepted in the United States ("GAAP"), they should not be considered in isolation from, or as a substitute for, other metrics that are calculated in accordance with GAAP.

	Three Months Ended
	September 30
	2014	2013	Change $	Change %

Earnings before income taxes	$ 62.7	$ 79.4	$ (16.7)	(21)%
Adjustments:
Separation costs (a)	30.7	--
Stand-alone public company costs (b)	--	(0.9)
Interest expense (c)	--	(1.0)
Adjusted earnings before income taxes	$ 93.4	$ 77.5	$ 15.9	21%
Adjusted margin percentage	18.1%	16.1%

Provision for income taxes	$ 23.6	$ 25.9	$ (2.3)	(9)%
Adjustments:
Tax effect of adjustments above (d)	3.7	(0.6)
Adjusted provision for income taxes	$ 27.3	$ 25.3	$ 2.0	8%
Adjusted effective tax rate	29.2%	32.6%

Net earnings	$ 39.1	$ 53.5	$ (14.4)	(27)%
Adjustments:
Separation costs (a)	30.7	--
Stand-alone public company costs (b)	--	(0.9)
Interest expense (c)	--	(1.0)
Tax effect of adjustments above (d)	(3.7)	0.6
Adjusted net earnings	$ 66.1	$ 52.2	$ 13.9	27%

Adjusted basic and diluted earnings per share	$ 0.41	$ 0.33		24%

Basic and diluted weighted average shares outstanding (e)	160.6	160.6

	Three Months Ended
	September 30
	2014	2013	Change $	Change %

Earnings before income taxes	$ 62.7	$ 79.4	$ (16.7)	(21)%
Adjustments:
Interest expense (f)	1.1	0.2
Depreciation and amortization (g)	18.1	16.5
EBITDA	$ 81.9	$ 96.1	$ (14.2)	(15)%
Adjustment:
Separation costs (a)	30.7	--
Stand-alone public company costs (b)	--	(0.9)
Adjusted EBITDA	$ 112.6	$ 95.2	$ 17.4	18%
Adjusted margin %	21.8%	19.8%

(a) Represents the removal of separation costs incurred during FY2015 that were directly related to our separation from ADP.
(b) Represents recurring costs that are expected to be incurred as a stand-alone company incremental to the allocations of ADP costs included within the historical financial statements for FY2014.
(c) Represents interest expense we incurred in FY2015 related to long-term debt issued in conjunction with the separation.
(d) Represents the tax effect of adjustments using the statutory rate of 38.4% for FY2014 for U.S. transactions, which represent the majority of the adjustments recorded. The separation costs (described in (a) above) were partially tax deductible. The tax adjustment included in Q1 FY2015 relates only to the tax deductible portion of separation costs.
(e) On September 30, 2014, ADP shareholders of record as of the close of business on September 24, 2014 received one share of our common stock for every three shares of ADP common stock held as of the record date. For periods ended September 30, 2014 and prior, basic and diluted earnings per share were computed using the number of shares of our stock outstanding on September 30, 2014, the date on which our common stock was distributed to the shareholders of ADP. The same number of shares was used to calculate basic and diluted earnings per share since there were no dilutive securities in any of the periods presented.
(f) Represents interest expense included within the financial statements for the periods presented above.
(g) Represents depreciation and amortization included within the financial statements for the periods presented above.

CDK Global, Inc.
Combined Adjusted FY2014 Financial Information
(In millions, except per share amounts)
(Unaudited)

We use certain adjusted results, among other measures to evaluate our operating performance in the absence of certain items for planning and forecasting purposes. We believe that adjusted results provide relevant and useful information for investors because it allows investors to view performance in a manner similar to the method used by us and improves our ability to understand our operating performance. Adjusted earnings before income taxes, adjusted provision for income taxes, adjusted effective tax rate, adjusted net earnings, and adjusted basic and diluted earnings per share exclude incremental costs incurred during fiscal 2014 that are directly attributable to our separation from ADP and include certain costs related to being an independent public company. Since adjusted earnings before income taxes, adjusted provision for income taxes, adjusted effective tax rate, adjusted net earnings, and adjusted basic and diluted earnings per share are not measures of performance that are calculated in accordance with GAAP, they should not be considered in isolation from, or as a substitute for, other metrics that are calculated in accordance with GAAP.

	FY2014	(a)	FY2015E

Revenues	1,973.6	(b)
Growth %			7 - 8%

Earnings before income taxes	343.6	(b)
Adjustments:
Stand-alone public company costs	(33.0)	(c)
Trademark royalty fee	16.4	(d)
Stock-based compensation	(5.0)	(e)
Separation costs	9.3	(f)
Interest expense	(26.2)	(g)

Adjusted earnings before income taxes	305.1
Growth %			10 - 12%

Adjusted margin %	15.5%
Growth			~50 bps

Provision for income taxes	116.7	(b)
Adjustments:
Tax benefit of adjustments above	(18.4)	(h)
Adjusted provision for income taxes	98.3
Adjusted effective tax rate	32.2%

Net earnings	226.9	(b)
Adjustments:
Stand-alone public company costs	(33.0)	(c)
Trademark royalty fee	16.4	(d)
Stock-based compensation	(5.0)	(e)
Separation costs	9.3	(f)
Interest expense	(26.2)	(g)
Tax benefit of adjustments above	18.4	(h)

Adjusted net earnings	206.8
Growth %			6 - 8%

Adjusted basic and diluted earnings per share	1.29	(i)(j)	1.37 - 1.39	(j)
Total basic and diluted shares outstanding	160.6 million	(j)	160.6 million	(j)

Growth %			6 - 8%

(a) Amounts in this column have been adjusted to be presented on a comparable basis with the FY2015 estimate.
(b) Amounts presented in CDK's historical combined financial statements for the fiscal year ended June 30, 2014 which were included in the Company's Form 10 filing dated September 18, 2014.
(c) Represents recurring costs that are expected to be incurred as a stand-alone company incremental to the allocations of ADP costs included within the historical financial statements for FY2014.
(d) Represents the elimination of the royalty paid to ADP for the utilization of the ADP trademark and brand for the 9 month period in FY2015 after the separation.
(e) Represents additional stock-based compensation expenses for staff additions to build out corporate functions and director compensation costs.
(f) Represents the removal of separation costs incurred during FY2014 that are directly related to our separation from ADP.
(g) Represents interest expense CDK will incur in FY2015 related to long-term debt issued in conjunction with the separation.
(h) Represents the tax effect of adjustments using the statutory tax rate of 38.4% for FY2014 for U.S. transactions, which represent the majority of the adjustments recorded. The separation costs (described in (f) above) are not tax deductible and therefore there is no provision for income taxes included for this adjustment.
(i) Computed using adjusted net earnings shown above and total shares outstanding described in (j) below.
(j) On September 30, 2014, ADP shareholders of record as of the close of business on September 24, 2014 received one share of our common stock for every three shares of ADP common stock held as of the record date. Basic and diluted earnings per share above for FY2014 was computed using the number of shares of our stock outstanding on September 30, 2014, the date on which our common stock was distributed to the shareholders of ADP. The same number of shares was used to calculate basic and diluted earnings per share since there were no dilutive securities in FY2014.

CDK Global, Inc.
Performance Metrics
(Unaudited)

We regularly review the following key performance measures in evaluating our business results, identifying trends affecting our business and making operating and strategic decisions:

	For the three months ended
	September 30, 2013	December 30, 2013	March 31, 2014	June 30, 2014	September 30, 2014
ARNA
Automotive
DMS Client Sites (a)	8,806	8,862	8,905	8,978	9,039
Avg Revenue Per Site (b)	6,285	6,379	6,586	6,447	6,640

Adjacencies
DMS Client Sites (a)	4,462	4,503	4,571	4,600	4,653
Avg Revenue Per Site (b)	1,464	1,478	1,521	1,520	1,556

Total ARNA
DMS Client Sites (a)	13,268	13,365	13,476	13,578	13,692
Avg Revenue Per Site (b)	4,669	4,741	4,881	4,789	4,915

ARI
DMS Client Sites (a)	13,496	13,573	13,459	13,501	13,437
Avg Revenue Per Site (b)	1,179	1,181	1,183	1,208	1,235

Digital Marketing
Websites (c)	7,665	7,732	7,951	7,783	7,828
Avg Revenue Per Website (d)	2,983	3,046	2,972	3,095	3,219

(a) Dealer Management System Client Sites - We track the number of client sites that have an active DMS. Consistent with our strategy of growing our Automotive Retail client base, we view the number of client sites purchasing our DMS solutions as an indicator of market penetration for our Automotive Retail segments. Our DMS client site count includes retailers that sell vehicles and have an active DMS. We consider a DMS to be active if we have billed a subscription fee for that solution during the most recently ended calendar month.
(b) Average Revenue Per DMS Client Site - Average revenue per Automotive Retail DMS client site is an indicator of the adoption of our solutions by DMS clients, and we monitor changes in this metric to measure the effectiveness of our strategy to deepen our relationships with our current client base through upgrading and expanding solutions and increasing transaction volumes. We calculate average revenue per DMS client site by dividing the monthly applicable revenue generated from our solutions in a period by the average number of DMS client sites in the period.
(c) Websites - For the Digital Marketing segment, we track the number of websites that we host and develop for our OEM and automotive retail clients as an indicator of business activity. The number of websites as of a specified date is the total number of full function dealer websites or portals that are currently accessible.
(d) Average Revenue Per Website - We monitor changes in our average revenue per website as an indicator of the relative depth of our relationships in our Digital Marketing segment. We calculate average revenue per website by dividing the monthly revenue generated from our Digital Marketing solutions in a period, excluding OEM advertising revenues, by the average number of client websites in the period.

Forward-Looking Statements

This document contains "forward-looking statements," including forecasts for CDK Global's fiscal year ending June 30, 2015, within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature and which may be identified by the use of words like "expects," "assumes," "projects," "anticipates," "estimates," "we believe," "could be" and other words of similar meaning, are forward-looking statements. These statements are based on management's expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by these forward-looking statements.

Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include: CDK Global's success in obtaining, retaining and selling additional services to clients; the pricing of products and services; changes in overall market and economic conditions, technology trends, and auto sales and advertising trends; competitive conditions; changes in regulations; changes in technology; security breaches, interruptions, failures and/or other errors involving CDK Global's systems or networks; availability of skilled technical personnel and the impact of new acquisitions and divestitures. The statements in this press release are made as of the date of this press release, even if subsequently made available by CDK Global on its website or otherwise. CDK Global disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. These risks and uncertainties, along with the risk factors discussed in CDK Global's reports filed with the Securities and Exchange Commission (SEC), including those discussed under "Item 1A. Risk Factors" in CDK Global's Registration Statement on Form 10 for the fiscal year ended June 30, 2014, should be considered in evaluating any forward-looking statements contained herein. These filings can be found on CDK Global's website at www.cdkglobal.com and the SEC's website at www.sec.gov.

CONTACT: Investor Relations Contacts:
         Elena Rosellen
         847.485.4000
         elena.rosellen@cdk.com

         Jennifer Gaumond
         847.485.4424
         jennifer.gaumond@cdk.com

         Media Contact:
         Michelle Benko
         847.485.4389
         michelle.benko@cdk.com